EXHIBIT 3.1(a)

                                State of Delaware
                          Certificate of Incorporation
                                  IHealth Inc.


FIRST:   The name of this Delaware corporation is:

                           IHealth Inc.

SECOND:  The name and address of the Corporation's Registered Agent is:

                           Corporate Creations Network Inc.
                           2530 Channin Drive
                           Wilmington DE 19810
                           New Castle County

THIRD: The purpose of the Corporation is to conduct or promote any-lawful business or purposes.

FOURTH: The Corporation shall have the authority to issue 2,000 shares of common stock, par value $.01 per share.

FIFTH: The directors shall be protected from personal liability to the fullest extern permitted by law.

SIXTH:   The name and address of the incorporator is:

                           Corporate Creations International Inc.
                           941 Fourth Street #200
                           Miami Beach FL 33139

SEVENTH: This Certificate of Incorporation shall become effective on April 2,
         2002.


 /s/
 --------------------------------------
 CORPORATE CREATIONS INTERNATIONAL INC.
 Franco E. Cammarata Vice President